PRESS RELEASE

Dec 18, 2007

Investor Contact:	Editorial Contact:
Shane Glenn	Joe Hiemenz
(952) 294 – 3416	(952) 906 - 2726
sglenn@stratasys.com	jhiemenz@stratasys.com

STRATASYS ELECTS JOHN McELENEY TO BOARD OF DIRECTORS

Former SolidWorks CEO is CAD Industry Veteran

     Minneapolis, Dec 18 – (Nasdaq: SSYS) Stratasys today announced the election of John McEleney to its board of directors, effective December 17, 2007. Mr. McEleney is a director and the former CEO of computer aided design (CAD) industry leader SolidWorks, located in Concord, MA, which is a subsidiary of Dassault Systemes S.A. (Nasdaq: DASTY). He has served as a director of SolidWorks since 2000 and also serves on the board of Newforma, a privately held software company in Manchester, NH.

     Mr. McEleney, who retired as CEO of SolidWorks in June of this year, has served in a number of executive roles there from 1996 to 2007, including CEO since 2001, COO, and VP Americas Sales. Prior to joining SolidWorks, Mr. McEleney held several senior management positions with CAD software manufacturer Computer Vision and with Raytheon. Mr. McEleney holds an MBA from Northeastern University, a master’s in manufacturing systems from Boston University, and a bachelor’s in mechanical engineering from the University of Rochester, NY.

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Stratasys Appoints New Board Member

     “The CAD design industry is intimately tied to our industry – product modeling and production,” said Scott Crump, Stratasys chairman, president, and CEO. “We expect that Mr. McEleney’s 20 years of CAD industry experience will make him a valuable addition to the Stratasys board.”

Stratasys Inc., Minneapolis, manufactures additive fabrication machines for 3 D printing, prototyping, and direct digital manufacturing. According to Wohlers Report 2007, Stratasys supplied 41 percent of all such systems installed worldwide in 2006, making it the unit market leader for the fifth consecutive year. Stratasys owns the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional prototypes and end-use parts directly from any 3D CAD program, using ABS plastic, polycarbonate, PPSF, and blends. The company holds more than 180 granted or pending additive fabrication patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. On the Web: www.Stratasys.com.

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FDM is a registered trademark of Stratasys, Inc.

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